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FOR IMMEDIATE RELEASE

Contact:

Stephen R. Martin

Lindsay Morrow-Lilly

Sr. Vice President

Public Relations Specialist

585-394-4260 ext. 36068

585-394-4260 ext. 36148

585-733-4573 (cell)

585-750-4809 (cell)

smartin@cnbank.com

lmorrow@cnbank.com

CANANDAIGUA NATIONAL CORPORATION TO HOLD SPECIAL MEETING OF SHAREHOLDERS TO APPROVE A 4-FOR-1 STOCK SPLIT.

Canandaigua, NY, July 15, 2011:  Canandaigua National Corporation (the “Corporation”) today announced that it will hold a special meeting of shareholders on September 14, 2011, or such other date as may be determined by the Corporation’s authorized officers, to seek the approval of the Corporation’s shareholders of (a) a 4-for-1 forward stock split of the Corporation’s common stock (the “Stock Split”) and (b) a corresponding amendment to the Corporation’s Certificate of Incorporation that would reflect the split by increasing the Corporation’s total number of authorized shares to 20,000,000 shares, increasing the authorized number of shares of common stock to 16,000,000 shares, and implementing the Stock Split (the “Charter Amendment”).

At a regular meeting of the Corporation’s Board of Directors (the “Board”) on Wednesday, July 13, 2011, the Board authorized and approved, subject to shareholder approval, the Stock Split and the Charter Amendment.  The Board believes that the proposed 4-for-1 split in the Corporation’s common stock would result in a market price for the stock that should be more attractive to a broader spectrum of investors and, therefore, should benefit both the Corporation and its shareholders.

The Board set August 1, 2011, or such other date as may be determined by the Corporation’s authorized officers, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting.

As of July 14, 2011, there were approximately 472,150 common shares issued and outstanding.  If the Stock Split and Charter Amendment are approved by the Corporation’s shareholders, approximately 1,416,450 additional shares would be issued to existing shareholders of record as of the effective date of the split.  As a result of the Stock Split, the par value of each share of common stock will be adjusted proportionately.

The split will become effective on the date on which the Charter Amendment is accepted for filing by the New York State Secretary of State.  That date is presently expected to be September 14, 2011.  Shareholders of record at the close of business on that date will be entitled to receive three additional shares of common stock for each share then held.

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Founded in 1887, Canandaigua National Bank and Trust is the Rochester region’s ONLY local, full-service, community-owned financial institution, with 24 branches in Ontario and Monroe Counties.

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This press release contains certain “forward-looking statements” intended to qualify for the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to certain risks discussed within the Company’s most recent Annual Report on Form 10-K.  These forward-looking statements are based on currently available financial, economic, and competitive data and management’s views and assumptions regarding future events.  These forward-looking statements are inherently uncertain, so should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, projected, targeted, or budgeted.  We caution readers not to place undue reliance on any of these forward-looking statements.